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                                                                     Exhibit 5.2


                      [LETTERHEAD OF MAYER, BROWN & PLATT]

                                                                April 18, 1997

                                  Tevecap S.A.
                  US$250,000,000 12 5/8% Senior Notes due 2004
                                 Exchange Offer

Ladies and Gentlemen:

      We have acted as United States counsel for (i) Tevecap S.A., a Brazilian corporation (the "Company"), and (ii) TVA Sistema de Televisao S.A., TVA Communications, Ltd., Galaxy Brasil S.A., TVA Sul Participacoes S.A., Commercial Cabo TV Sao Paulo Ltda., TVA Parana Ltda., TVA Alpha Cabo Ltda., CCS Camboriu Cable Systems de Telecommunicacoes Ltda., TCC TVA Cabo Ltda., TVA Sul Santa Catarina Ltda. and TVA Foz do Iguacu Ltda. (collectively, the "Subsidiary Guarantors"), in connection with the filing by the Company and the Subsidiary Guarantors with the Securities and Exchange Commission (the "Commission") of a registration statement (the "Registration Statement") on Form F-4 under the Securities Act of 1933, as amended, relating to the proposed issuance, in exchange for US$250,000,000 aggregate principal amount of the Company's 12 5/8% Senior Notes due 2004 (the "Old Notes"), together with the Subsidiary Guarantees of the Old Notes (such Subsidiary Guarantees, together with the Old Notes, the "Old Securities") of US$250,000,000 aggregate principal amount of the Company's 12 5/8% Senior Notes due 2004 (the "Exchange Notes"), together with the Subsidiary Guarantees of the Exchange Notes (such Subsidiary Guarantees, together with the Exchange Notes, the "Exchange Securities"). The Exchange Notes are to be issued pursuant to an indenture dated as of November 26, 1996 (the "Indenture"), among the Company, the Subsidiary Guarantors, The Chase Manhattan Bank, N.A., as trustee (the "Trustee") and Chase Trust Bank, as principal paying agent (the "Principal Paying Agent"). Capitalized terms used herein and not otherwise defined herein have the meanings ascribed thereto in the Indenture.

      In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion, including the Indenture, the Exchange and Registration Rights Agreement dated as of November 26, 1996 (the "Registration Rights Agreement"), among the Company, the Subsidiary Guarantors and the Initial Purchasers, the forms of the Exchange Securities and the Registration Statement.

      In rendering the opinions contained herein, we have assumed (a) the due authorization, execution and delivery of each of the Indenture, the Registration Rights Agreement, the

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Exchange Securities by each of the parties thereto, (b) that each of such parties has the legal power to act in the respective capacity or capacities in which it is to act thereunder, (c) the authenticity of all documents submitted to us as originals, (d) the conformity to the original documents of all documents submitted to us as copies and (e) the genuineness of all signatures on all documents submitted to us.

      Based on the foregoing, we are of the opinion that (i) the Subsidiary Guarantees, upon the execution of the Exchange Notes with the Subsidiary Guarantees, endorsed thereon in accordance with the provisions of the Indenture and when the Exchange Notes with the Subsidiary Guarantees endorsed thereon are delivered in exchange for the Old Notes pursuant to the Registration Rights Agreement, will constitute valid and binding obligations of the Subsidiary Guarantors enforceable against the Subsidiary Guarantors in accordance with their terms (subject in each case to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors' rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law); and (ii) the Exchange Notes, when duly issued and authenticated in accordance with the provisions of the Indenture and delivered in exchange for the Old Notes pursuant to the Registration Rights Agreement, will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms (subject in each case to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors' rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

      We are admitted to practice in the State of New York and we do not express any opinion with respect to matters governed by any laws other than the laws of the State of New York and the federal laws of the United States of America. To the extent that the laws of the Federative Republic of Brazil or the British Virgin Islands are relevant to the opinions expressed herein, we have relied exclusively on the opinions of Basch & Rameh, Brazilian counsel for the Company and the Subsidiary Guarantors incorporated under the laws of the Federal Republic of Brazil, and Harney, Westwood & Riegels, British Virgin Islands counsel for TVA Communications, Ltd., which are being delivered to you and filed with the Commission as exhibits to the Registration Statement.

      We know that we may be referred to as counsel who has passed upon the legality of the issuance of the Exchange Notes on behalf of the Company in the Registration Statement filed


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with the Commission, and we hereby consent to such use of our name in said
Registration Statement and to the filing of this opinion with said Registration Statement, as Exhibit 5.2 thereto.

                                Very truly yours,



                                 /s/ MAYER, BROWN & PLATT
                                -------------------------

Tevecap, S.A.
TVA Sistema de Televisao S.A.
TVA Communications, Ltd.
Galaxy Brasil S.A.
TVA Sul Participacoes S.A.
Commercial Cabo TV Sao Paulo Ltda.
TVA Parana Ltda.
TVA Alpha Cabo Ltda.
CCS Camboriu Cable Systems de Telecommunicacoes Ltda.
TCC TVA Cabo Ltda.
TVA Sul Santa Catarina Ltda.
TVA Foz do Iguacu Ltda.

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